EXHIBIT 10.01

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K

EMPLOYMENT CONTRACT

This Employment Contract, dated 07, April 2023 (hereafter: the “Contract”), is made by and between:

FREEDOM FINANCE EUROPE LTD, HE 324220, a Limited Liability Company, duly incorporated under the laws of the Republic of Cyprus, having its registered office at Christaki Kranou 20, Freedom Tower, 5th floor, 4041 Germasogeia, Limassol, Cyprus (hereafter: the “Employer”),
and
Mr. Evgenii Tiapkin, having passport of [***] (hereafter: the “Employee”).
The Employer and the Employee are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
The Employee is willing to be employed by Employer, and the Employer is willing to employ Employee, on the terms, covenants, and conditions set forth in this Contract.
In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Contract, the Parties agree as follows:

1. POSITION AND DUTIES
1.1. The Employee shall be employed in the capacity of Executive Director, which the current duties and responsibilities of which are set out in Appendix 1, forming part of this Contract. These duties and responsibilities may be amended from time to time in the sole discretion of the Employer, subject to formal notification of the same being provided to the Employee.
1.2. The Employee shall obey the lawful orders of the Senior Management of the Company and shall comply with all the Company’s written rules, regulations, policies, and procedures.

2. TERMS AND TERMINATION
2.1. The Contract will be concluded for a period of 3 (three) years unless the Contract will be terminated by either party as per paragraphs 2.6 – 2.7 of this Contact.
2.2. The employment of the Employee shall commence on the date of the conclusion of the Contract, or the employment of the Employee shall commence upon obtaining the working permit (next date after work permit application submitted to the Civil Registry and Migration Department of the Republic of Cyprus, if applicable).
2.3. The Employee shall not be allowed to change Employer during the validity of this contract and his/her Work Permit (if applicable) in accordance with the applicable laws of the Republic of Cyprus.
2.4. The Employee shall not at any time be guilty of any act or conduct which may cause damage, according to the judgment of the Employer, to his/her property/interest or reputation, and shall in all respects and all times conduct himself/herself with propriety and decorum, and in particular shall obey and comply with all the law, rules and regulations for the time being in force in the Republic of Cyprus.
2.5. The Employee confirms that he has disclosed fully to the Employer all circumstances in respect of which there is, or there might be, a conflict of interest between the Employer and the Employee or his/her immediate relatives, and the Employee agrees to disclose fully to the Employer any such circumstances which may arise during the term of this Contract.
2.6. Each party may terminate this Contract under the terms and conditions provided by the Termination of Employment Law, 1967 and may be terminated by either party by written notice of 30 (thirty) days given to the other Party. In such case, the Employer shall pay to the Employee all arrears of salary and the Employee shall accept the same in full discharge of all claims whatsoever. If any of the Parties to the Contract violates any of its terms and conditions, the other Party has the right to claim damages.
2.7. The Employer shall be entitled to terminate this Contract without notice in any of the following cases:
a)The Employee commits any material breach of this Contract;
b)In the event of serious misconduct or negligence of duty by the Employee;

c)The Employee becomes of unsound mind;
d)The Employee is convicted of a criminal offence or carried out any action or neglects, which in the reasonable opinion of the Company’s Directors may seriously damage the interests of the Employer.
2.8. Upon termination of the Contract for whatever reason, the Employee shall deliver to the Employer all computers, laptops, hardware, software, records, reports, research, books, documents, computer files, printouts, and other data, documents, other property belonging to the Employer.

3. SALARY, PAYMENTS, AND BENEFITS
3.1. The Employee is entitled to the Gross monthly salary not less than EUR 31000 (Thirty-one thousand), (12 x 31000 = 372000 Gross per year); salary is payable on the last day of each month, including, among others, social insurance contributions, special contributions and income tax that are deducted as per the Laws of Cyprus. Monthly Gross salary is affected by regular changes in Social Insurance contribution rates, the introduction of National Health System rates, and income tax rates. Furthermore, the Company shall be obliged to pay any other governmental taxes/contributions, which might be imposed from time to time.
3.2. The Net monthly salary is agreed at the amount of EUR 20000 (the Salary).
3.3. REMUNERATION
In addition to the salary, for all the Employees may receive a performance remuneration of employment with the Company under the Contract equal to an amount to be determined by the Executive Director.
3.4. BONUS
From time to time Company may at its sole discretion give a bonus to the Employee based on the Company’s performance at the end of each calendar year. The amount of such Bonus if any payable to determine by the Executive Director.

4. PROBATION PERIOD
The parties agree that there is no probationary period.

5. PLACE OF WORK
The Employee’s usual place of work will be at the business address of the Company: Christaki Kranou 20, Freedom Tower, 5th floor, 4041 Germasogeia, Limassol, Cyprus (or any other address in Limassol) but at the Employer’s request, the Employee shall be obliged to attend or work at any other places in Cyprus, as may be required from time to time, should the needs arise from the performance of his/her duties under this Contract.

6. HOURS OF WORK, ANNUAL LEAVE, AND FRINGE BENEFITS
6.1. HOURS OF WORK
The Employee’s normal working hours will be 40 hours per week as follows: Monday – Friday: 09:00 – 18:00 with 1 (one) hour lunch break, which will be flexible but should be between 12:00 – 15:00.
6.2. ANNUAL LEAVE
The Employee shall be entitled to 21 (twenty-one) working days annual leave with full pay, in accordance with the Annual Leave Laws of 1967 to 2002, as amended.
Annual leave should be requested no later than 8 (eight) working days (1.5 calendar weeks) from the proposed vacation date.
The minimum recommended period of leave to be a 5 (five) working days (1 calendar week). The maximum period of leave must be a 10 (ten) working days (2 calendar weeks).
Annual leave is proposed to be by the following formula: 2 + 2 (weeks) or 2+1+1(weeks), another leave format can be requested with the personal permission of the Executive Director.
6.3. PUBLIC HOLIDAYS
Public holidays in accordance with applicable law have been substituted by the Employer for alternative days off, equal to 12 (twelve) days plus any days off as Employer sees fit. The Employee can take 1 (one) additional weekend day per month - 12 (twelve) additional days per year, having received the approval of the Employer in advance.
6.4. SICK LEAVE
The Employee is annually entitled to days sick leave with pay. If the Employee is unable to attend his/her employment as a consequence of illness or other unexpected causes, he/she must inform the Employer of the cause of his/her absence on the same day. In the event of the Employee’s absence through illness extending to more than 3 (three) working day then the Employee shall furnish the Company with a medical report from an approved physician according to the Republic of Cyprus Legislation.
If the illness continues for over 3 (three) months the Employer may terminate the Contract.

The Employer reserves the right to modify any policies for paid time off.

7. SEVERABILITY AND MODIFICATION OF CONTRACT
Each paragraph of this Contract shall be and remain separate from and independent of and severable from all and any other paragraphs herein except where otherwise indicated by the context of the Contract. The decision or declaration that one or more of the paragraphs are null and void shall have no effect on the remaining paragraphs of this Contract.
Any modification of this Contract or additional obligation assumed by either party in connection with this Contract shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party.

8. CONFIDENTIALITY AND TRADE SECRETS
During the term of this Contract, as well as upon its termination, the Employee shall not use, directly or indirectly, any information or data, which constitutes commercial, technical, or financial secrets of the Employer or its clients otherwise than for the performance of the duties under this Contract. The Employee shall not disclose to any third party the content of such information or data. The Employee shall keep in secret all information used by the Company and pertaining to the business of the Company, including, but not limited to any information related to business plans, development plans and strategies, commercial negotiations, transactions, financial and economic situation, as well as other similar circumstances, including, but not limited to:
a)Information pertaining to the salary of the Executive Director;
b)Remuneration and a bonus payable at the end of each calendar year and salaries other Employees of the Company;
c)The contents of any contract concluded by the Company;
d)Computer hardware, software, IT and data base systems;
e)Security systems and elements of security systems (security codes);
f)Accounting source documents, consolidated documents, and registers;
g)Client database;
h)Trade secrets.
This paragraph of the Contract shall survive and continue in full force in accordance with the terms notwithstanding any termination of this Contract.
The Employee further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right that the Employer is entitled to protect.
Accordingly, the Employee covenants and agrees with the Employer that the Employee will not, during the continuance of this Contract, disclose any of such confidential information to any person, firm or corporation, nor shall Employee use same, except as required in the normal course of Employee’s engagement hereunder, and thereafter he/she shall not disclose or make use of the same.
In case of violation of Section 3 this Contract of Employment may be terminated at the sole discretion of the Employer.

9. GDPR
Herewith the Employer informs Employee that in accordance with the requirements of GDPR the Employer will:
a) Comply with both the law and good practice;
b) Respect individuals’ rights under GDPR;
c) Be open and honest with individuals whose data is held;
d) Provide training and support for staff who handle personal data, so that they can act confidently and consistently.
By signing this Contract, Employee duly understand that and consents to such information being collected for the purposes described above.

10. AGREEMENTS OUTSIDE OF THE CONTRACT
This Contract contains complete terms and conditions concerning the employment arrangement between the Parties and shall, as of the effective date of this Contract, supersede all other agreements between the parties unless duly signed by both Parties. Each of the Parties acknowledges that has relied on its own judgment in entering into this Contract. This Contract may be modified at any time, provided the written consent of both the Employer and the Employee.

11. EMPLOYEE’S INABILITY TO CONTRACT FOR EMPLOYER

In spite of anything contained in this Contract to the contrary, Employee shall not have the right to commit to any contracts or commitments for or on behalf of Employer without first obtaining express written consent of Employer.

12. ASSIGNMENT (TRANSFER OF CONTRACT OF EMPLOYMENT)
This Contract shall be assigned by the Employer to any successor Employer and be binding upon the successor Employer with the consent of the Employee. The Employer shall ensure that the successor Employer shall continue the provisions of this Contract as if it was the original party of the Contract. This Contract may not be assigned by the Employee.

13. MISCELLANEOUS PROVISIONS
13.1. The validity, interpretation, construction and performance of this Contract shall be governed by the Republic of Cyprus Employment laws and its Regulations.
13.2. In issues not regulated in this Contract, the Parties shall be guided by the laws of the Republic of Cyprus.
13.3. Any disputes arising from this Contract shall be resolved by negotiations between the Parties. In the event that resolution is not reached, the dispute shall be resolved according to the rules stipulated by applicable law of the Republic of Cyprus and the Courts of the Republic of Cyprus shall have sole and exclusive jurisdiction for such a dispute.
13.4. Amendments to this Contract may be made upon a written agreement by the Parties, which constitute an inseparable part of this Contract, upon their signing by both Parties.
13.5. This Contract is made in 3 (three) counterparts, one original for each Party and one original for Civil Registry and Migration Department.

14. SIGNATURES OF THE PARTIES

On behalf of the Employer /s/ Denis Matafonov Denis Matafonov, Executive Director (seal)	On behalf of the Employee /s/ Evgenii Tiapkin (personal signature) (stamp duty payment stamp)

APPENDIX 1
Duties and Responsibilities
Executive Director
The major duties and responsibilities of the Executive Director are:
•Formulation and implementation of the corporate strategy of the Company
•General management of the Company
•Overall supervision that the Company’s policies, arrangements and procedures put in place to comply with the obligations under the Law and the Directives are implemented and followed. Review the effectiveness of the above and in case of deficiencies takes appropriate measures.
•Human resource management, including staff training and development.
•Overall supervision to ensure that the conflict of interest policies and procedures are followed by all members of staff
•Overall supervision to ensure that Money Laundering policies and procedures are followed by all members of staff
•Overall supervision to ensure that the Company maintains an adequate system of internal controls
•Ensure that the targets and strategic policy objectives of the Company are adequately determined and communicated to all members of staff
•Preparation and presentation to the Board of Directors, of all financial and business reports
•Liaise with the relevant authorities regarding the operations of the Company
•Responsible for updating the staff of any changes in the legislation regulations and the Company’s Procedures Manual, which each staff member receives and undertakes to study together with the Code of Business Conduct for Investment Firms and the Natural Persons Employed by them
•Determination, evaluation and efficient management of the risks inherent in the provision of the investment services
•Ensure that adequate policies and procedures, to detect any risk of failure by the Company to comply with its obligations under the Law, as well as the associated risks, have been established, implemented and are maintained. For these purposes, the Company will take into account the nature, scale and complexity of the business of the Company, and the nature and range of investment services and activities undertaken in the course of that business.
The duties and responsibilities for the position of the Executive Director as described from time to time in Company’s Internal Operation Manual (IOM).